Date:	September 23, 2004

For Release:	Immediate

Contact:	Morgan Stewart (Media) (504) 576-4238 mstewa3@entergy.com	Nancy Morovich (Investor Relations) (504) 576-5506 nmorovi@entergy.com

Entergy Provides Preliminary Third Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that based primarily on recent weather patterns and events, it expects third quarter as-reported and operational earnings to be in the range of 15 percent below amounts reported in the comparable period of 2003. As-reported and operational earnings will include the impact of weather, which was significantly milder than experienced in more than a decade across Entergy's service territory.

Third quarter 2004 as-reported earnings are expected to be lower compared to third quarter 2003, when Entergy reported $1.57 per share. The expected lower earnings are due primarily to:

    a decrease in the earnings contribution from Utility, Parent & Other due to extremely mild temperatures and evacuations associated with Hurricane Ivan, both of which served to materially reduce electricity demand, and higher operation and maintenance expenses due primarily to increased employee benefits expenses;
    a decrease in the earnings contribution from Entergy-Koch, LP (EKLP) resulting from the absence of $0.08 per share of disproportionate income sharing recorded in the prior quarter; and
    a decrease in point-of-view trading results at Entergy-Koch Trading.

Third quarter 2004 operational earnings are expected to be similarly lower than operational earnings of $1.57 per share reported in third quarter 2003. This decrease is due primarily to:

    a decrease in the earnings contribution from Utility, Parent & Other as described above; and
    the absence of earnings from EKLP in the current period, compared to a total contribution, including disproportionate income sharing, of $0.18 per share in third quarter 2003. This is consistent with the company's decision to treat EKLP's earnings contribution as a special item given the recently announced sale of Entergy-Koch Trading and the planned sale of Gulf South Pipeline. Further details on the treatment of EKLP earnings can be found in Entergy's Investor Release dated September 2, 2004.

As-reported and operational results at Entergy Nuclear are expected to be slightly improved quarter over quarter, with higher contract pricing partially offset by the effects of lower generation associated with outages at Vermont Yankee, Indian Point 2 and FitzPatrick.

Entergy narrowed its previously issued earnings guidance for 2004 to a range of $3.83 to $3.93 per share on an as-reported basis and a range of $3.70 to $3.80 per share on an operational basis. Operational earnings guidance excludes $0.13 per share of earnings contributed through June 30, 2004 by EKLP. Because the decrease in 2004 operational earnings guidance is primarily driven by weather-related events, the company affirmed previously issued as-reported and operational earnings guidance for full year 2005 of $4.60 to $4.85 per share. The company plans to provide details on 2004 and 2005 guidance ranges in its third quarter 2004 earnings release, consistent with its practice in previous quarters.

A teleconference will be held on October 21, 2004 at 10:00 a.m. CDT to discuss Entergy's third quarter 2004 earnings announcement, and may be accessed by calling Premiere Conferencing at (913) 981-5532 no more than 15 minutes prior to the start of the call. The confirmation number is 211385. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $9 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases at local and federal regulatory agencies, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the energy trading market, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce current tax payments, and the effects of litigation and weather.